EXHIBIT 2.3

ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Escrow") is made and entered into as of this 1st day of April, 1996, by and between NHP Incorporated, a Delaware corporation (the "Purchaser"), Commonwealth Overseas Trading Company Limited, a Bermuda corporation (the "Seller"), Sheik Mohammed A. Al-Tuwaijri (the "Shareholder") and State Street Bank and Trust Company (the "Escrow Agent").

WITNESSETH:

     WHEREAS, the Purchaser, the Seller and the Shareholder have entered into that certain Stock Purchase Agreement dated as of March 20, 1996, as amended (the "Purchase Agreement") with respect to the purchase by the Purchaser and the sale by the Seller of all of the issued and outstanding capital stock of WMF Holdings Ltd., a Delaware corporation (the "Company");

     WHEREAS, an aggregate of 210,000 shares of common stock, par value $.01 per share of the Purchaser (together with any additional securities and instruments identified in Section 2.2(a) and (b) hereof, the "NHPI Shares"), constructively received by the Seller pursuant to the Purchase Agreement, are to be deposited with the Escrow Agent subject to the terms and conditions of this Escrow, as security for the indemnification obligations of the Seller and the Shareholder under the Purchase Agreement; and

     WHEREAS, pursuant to Section 2.4 of the Purchase Agreement, the parties thereto agreed to enter into an Escrow with the Escrow Agent containing the provisions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties hereto, the parties hereby agree as follows:

     1. DEFINED TERMS. All capitalized terms used but not defined in this Escrow shall have the respective meanings ascribed to such terms in the Purchase Agreement.

     2.   ESTABLISHMENT OF ESCROW; PURPOSE OF ESCROW.

          2.1 Simultaneously with the execution and delivery of this Escrow, the Purchaser, pursuant to the instructions of the Seller and in accordance with the Purchase Agreement, is delivering to and depositing with the Escrow Agent the NHPI Shares, issued in the name of the Seller, as holder of record, comprising a portion of the Purchase Price payable under the Purchase Agreement, together with stock powers in blank duly executed by the Seller.

          2.2 Seller hereby agrees that the address of the Seller on the stock ledger of the Purchaser (and any transfer agent of the Purchaser's securities) with respect to any NHPI Shares or other securities held in the Escrow Fund (as hereinafter defined) shall be recorded as "care of" the Escrow Agent, which address may only be changed upon the express written instructions of the Escrow Agent. If at any time and from time to time following the execution of this Escrow the Seller shall become entitled to receive, in connection with any of the NHPI Shares held in the Escrow Fund, any:

               (a)  stock certificate, including, without
limitation, any certificate representing a stock dividend or in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off of split-off; or

               (b) option, warrant, right, or other security whether as an addition to or in substitution of or in exchange for any of such NHPI Shares or otherwise;

then, the Seller hereby agrees and directs the Purchaser to deliver the same to the Escrow Agent and the Seller hereby covenants and agrees to deliver to the Escrow Agent, at the Escrow Agent's request, appropriate endorsement when necessary, or appropriate stock powers duly executed in blank, together with any documentary tax stamps and any other documents necessary to cause the Escrow Agent to have, for the benefit of the Purchaser, a good, valid and perfected first pledge of, lien on and security interest in the NHPI Shares, free and clear of any mortgage, pledge, lien, security interest, hypothecation, assignment, charge, right or encumbrance (collectively, an "Encumbrance").
The Escrow Agent shall promptly notify the Seller upon its receipt of any of said certificates or other securities. In the event that the Seller shall receive any of said certificates or other securities, the Seller hereby agrees and covenants that it shall accept the same as the Escrow Agent's agent, in trust for the Escrow Agent (as part of the Escrow Fund), and shall deliver the same immediately to the Escrow Agent, in the exact form received, with the appropriate endorsement when necessary, or appropriate stock powers duly executed in blank, together with any documentary tax stamps and any other documents necessary to cause the Escrow Agent to have, for the benefit of the Purchaser, a good, valid and perfected first pledge of, lien on and security interest in the NHPI Shares, free and clear of any Encumbrance.

          2.3 The Escrow Agent hereby acknowledges receipt of the Escrow Fund and agrees to hold (i) the NHPI Shares and (ii) any dividends or other distributions thereon or substitutions therefor, whether payable in the form of cash, securities, instruments or other property or assets (collectively, the "Escrow Fund"), and to invest any proceeds therefrom and disburse the Escrow Fund for the benefit of the Purchaser, the Seller and the Shareholder and their respective legal representatives, successors and assigns as provided herein. All interest and other earnings on the Escrow Fund shall be added to and shall constitute a part of the Escrow Fund and shall be held and disbursed only as herein permitted and provided. The Escrow Agent shall hold the Escrow Fund in a separate escrow account.

          2.4 The Escrow Fund is being deposited with the Escrow Agent to assure that funds will be available, in an amount equal to the Escrow Fund and interest and other earnings thereon, to meet certain indemnification obligations of the Seller and the

Shareholder under the Purchase Agreement as more particularly set forth therein and herein. In order to secure the Seller's and the Shareholder's full and timely payment of such indemnification obligations, the Seller and the Shareholder each hereby pledges, assigns, hypothecates, transfers, delivers and grants to the Purchaser a first priority security interest in and to all of the Seller's and the Shareholder's present and future right, title and interest in and to the Escrow Fund, together with all accrued interest thereon and all proceeds thereof and amounts with the same fair value in substitution therefor, free and clear of any Encumbrance.

          2.5 The Escrow Agent shall hold the Escrow Fund in escrow in accordance with and subject to the terms and provisions of this Escrow and shall invest the same and make disbursements therefrom only as herein permitted and provided.

     3. INVESTMENT OF ESCROW FUND. The Escrow Agent shall invest any proceeds of the NHPI Shares constituting a portion of the Escrow Fund only in Permitted Investments as directed in writing by the mutual consent of the Purchaser and the Seller. For the purposes of this Escrow, the term "Permitted Investments" shall mean: certificates of deposit issued by banks or trust companies having in each case a combined capital and surplus of not less than $50 million, United States Overnight Repurchase Agreements, or money market funds consisting of debt instruments of the United States or its agencies. The Escrow Agent shall not incur any liability in acting in good faith in making investments authorized herein.

     4. NOTICE OF CLAIM. Purchaser may submit a notice to the Escrow Agent at any time that Purchaser believes that it has identified a breach of a Representation and Warranty indemnifiable under the Purchase Agreement (a "Notice of Claim"), which notice may precede the filing of any claim or action against the Seller or the Shareholder.

     5.   DISBURSEMENTS FROM ESCROW FUND.

          5.1 BASIS FOR DISBURSEMENTS. Disbursements from the Escrow Fund shall be made from time to time by the Escrow Agent to reimburse the Purchaser for losses and damages arising from breaches of Representations and Warranties and to pay to the Purchaser amounts due in respect of the indemnification obligations of the Seller and the Shareholder pursuant to Articles XI and XII of the Purchase Agreement and for Adjustment Period Interest thereon, subject to the threshold limitations of Section
2.6 of the Purchase Agreement, where applicable.

          5.2 PAYMENT NOTICE. Disbursements from the Escrow Fund shall be made only after the submission to the Escrow Agent by the Purchaser of a payment notice (the "Payment Notice") which shall set forth in reasonable detail the basis upon which the Purchaser's claim of entitlement to a payment pursuant to Article XI and XII and Section 2.6 (to the extent applicable) of the Purchase Agreement is predicated, together with the computations in respect of the calculation of the amount thereof. In the event that the Purchaser files a Payment Notice prior to the filing of any Notice of Claim with respect to the same claim of entitlement, such Payment Notice shall constitute a Notice of Claim for the purpose of Section 12.5 of the Purchase Agreement.

          5.3 MEASUREMENT OF DAMAGES. In the event that the Purchaser suffers losses, claims, damages, liabilities, costs, counsel fees and/or other expenses for which the Purchaser is entitled to indemnification pursuant to Article XI, Article XII and/or Section 2.6 (to the extent applicable) of the Purchase Agreement, the amount of such indemnity shall be based on the actual loss incurred by the Company and/or the Purchaser; PROVIDED, that with respect to losses related to loan servicing by the Company, such amount shall equal the greater of (i) the actual loss incurred or (ii) the value assigned to the servicing rights in question by the Purchaser, in accordance with generally accepted accounting principles, in its initial financial statements prepared following the Closing Date.

          5.4 DISBURSEMENT PROCEDURE. The following procedures shall be observed in connection with the making of disbursements from the Escrow Fund.

               (a) The Purchaser shall simultaneously furnish copies of each Payment Notice to each of the Escrow Agent, the Seller and the Shareholder. Unless the Escrow Agent receives a notice from the Seller or the Shareholder objecting to the making of the payment to which the Purchaser claims to be entitled and setting forth with reasonable particularity the basis of such objection (an "Objection Notice") within fifteen Business Days after the Escrow Agent's receipt of a Payment Notice (the "Objection Period"), the Escrow Agent shall, within ten Business Days after the end of the Objection Period, disburse from the Escrow Fund and transfer (in the case of stock) and pay (in all other respects) to the Purchaser the amount claimed to be due as set forth in the Payment Notice pursuant to the valuation procedures in Section 5.5 of this Escrow. A copy of any Objection Notice submitted by the Seller or the Shareholder to the Escrow Agent shall be simultaneously submitted by the Seller or the Shareholder, as the case may be, to the Purchaser.

               (b) If the Escrow Agent receives an Objection Notice within the Objection Period, it shall not make the disbursement demanded in the Payment Notice until it receives (i) a written instruction signed by the Purchaser and either the Seller or the Shareholder directing that the disbursement be made (either in the amount originally set forth in the Payment Notice or in a modified amount), (ii) a copy of an order of a court having jurisdiction over the parties and the matter, which order shall have become final and not subject to further appeal, or
(iii) a copy of a determination of the issue by arbitrators appointed by the Purchaser and the Seller and/or the Shareholder. The Escrow Agent shall fully comply with the terms of any such written instruction, order or determination as promptly as shall be practicable.

               (c) If it shall be determined by a court or by arbitrators appointed by the Purchaser and the Seller and/or the Shareholder that any (i) Notice of Claim or Payment Notice submitted to the Escrow Agent by the Purchaser or (ii) Objection Notice submitted to the Escrow Agent by the Seller and/or the Shareholder fails to meet the standard required of pleadings and motions pursuant to Rule 11 of the Federal Rules of Civil Procedure, then the Seller (in the case of a Notice of Claim or Payment Notice) or the Purchaser (in the case of a Objection Notice) shall be entitled to receive from the Escrow Fund, as liquidated damages to compensate it for the costs and damages incurred as a result of being forced to litigate or arbitrate a claim, cash or other assets valued at One Hundred Thousand Dollars ($100,000). The Purchaser, the Seller and the Shareholder acknowledge that the actual amount of damages that would be incurred as a result of the assertion of any such claim would be difficult or impossible to ascertain and that the amount specified herein as liquidated damages constitutes a reasonable estimate of the amount of such damages.

          5.5 VALUATION PROCEDURE. In the event that the Purchaser is entitled to a certain amount of disbursals from the Escrow Fund (the "Disbursal Amount"), the Escrow Agent shall observe the following procedures:

               (a) The Escrow Agent shall first disburse any cash or cash equivalents held in the Escrow Fund, up to the Disbursal
Amount.

               (b) If the amount of cash or cash equivalents held in the Escrow Fund is less than the Disbursal Amount, the Escrow Agent shall determine the number of NHPI Shares necessary to make up such shortfall, based on the then current market price per share of NHPI Common Stock, as reported on the Nasdaq Stock Market at the close of trading on the Business Day prior to such determination (or other securities exchange on which such shares are then trading), and shall, subject to the provisions of Section 5.5(c) hereof, disburse such NHPI Shares to NHPI.

               (c) Upon a determination that NHPI Shares are to be disbursed to the Purchaser pursuant to Section 5.5(b) hereof, prior to such disbursal the Escrow Agent shall notify the Seller and the Shareholder of the number of NHPI Shares to be disbursed and the aggregate value determined for such shares. Within five Business Days of the Escrow Agent's delivery of such notice, the Seller and/or the Shareholder may, at their option, wire transfer immediately available funds to the Escrow Agent in the amount set forth on such notice, in which case, upon the receipt of such funds in the Escrow Fund, the Escrow Agent shall release the number of NHPI Shares identified in such notice to the Seller and shall disburse the exchanged funds to the Purchaser.

     6.   TERM OF ESCROW; RELEASE OF ESCROW FUND; TERMINATION.

          6.1 This Escrow shall be and remain in full force and effect until the third anniversary of the Closing Date (the
"Escrow Termination Date").

          6.2 On the first anniversary of the Closing Date, or, if such anniversary is not a Business Day, on the first Business Day next succeeding such date, the Escrow Agent shall release to the Seller that amount of NHPI Shares held in the Escrow Fund which exceeds 105,000 NHPI Shares, or in the event that fewer than 105,000 NHPI Shares are then held in the Escrow Fund, that amount of assets which exceeds the then current market value of 105,000 NHPI Common Shares (determined pursuant to Section 5.5(b) hereof).

          6.3 On the second anniversary of the Closing Date, or, if such anniversary is not a Business Day, on the first Business Day next succeeding such date, the Escrow Agent shall release to the Seller that amount of NHPI Shares held in the Escrow Fund which exceeds 52,500 NHPI Shares, or in the event that fewer than 52,500 NHPI Shares are then held in the Escrow Fund, that amount of assets which exceeds the then current market value of 52,500 NHPI Common Shares (determined pursuant to Section 5.5(b) hereof).

          6.4 On the Escrow Termination Date, or, if the Escrow Termination Date shall not be a Business Day, on the first Business Day next succeeding the Escrow Termination Date, the Escrow Agent shall disburse the then remaining balance in the Escrow Fund to the Seller.

          6.5 For the purposes of the calculations in Section 6.2 and 6.3 hereof (i) the Escrow Fund shall exclude any Disbursal Amount and (ii) the threshold number of NHPI Shares identified in each section shall be adjusted proportionately in the event of any stock splits or stock dividends by the Purchaser from and after the Closing Date.

     7. VOTING RIGHTS, ETC. The Escrow Agent shall provide appropriate notices to the Seller and Seller shall exercise any and all voting rights pertaining to the NHPI Shares which at any time may be held in the Escrow Fund; UNLESS a claim identified in a Notice of Claim or Payment Notice filed by the Purchaser has not been resolved, in which event, without further notice and whether or not the NHPI Shares shall have been registered in the name of the Escrow Agent or its nominee, the Seller shall have no right to direct the voting of the NHPI Shares then held in the Escrow Fund, or any other corporate rights or any conversion, exchange, subscription or other rights, privileges or options pertaining thereto. The Escrow Agent shall not vote the NHPI Shares held in this Escrow Fund and shall not exercise any other rights.

     8.   ESCROW AGENT PROTECTIVE PROVISIONS.

          8.1 The duties of the Escrow Agent shall be solely as set forth in this Escrow. The Escrow Agent's duties and obligations shall be purely ministerial and not discretionary; such duties and obligations shall be determined solely by the express provisions of this Escrow, and the Escrow Agent shall have no obligation to refer to any other documents or agreements between or among the parties related in any way to the Purchase Agreement, regardless of whether it has knowledge of the provisions of such other agreements. The Escrow Agent is to be considered and regarded as a depository only and shall not be responsible or liable (except for its gross negligence or willful misconduct) for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited with the Escrow Agent, nor as to the identity, authority, or rights of any person executing the same. The Escrow Agent's duties hereunder shall be limited to the safekeeping and investment of the Escrow Fund and for its disbursement in accordance with the provisions of this Escrow.
The Escrow Agent may consult counsel satisfactory to it, including in-house counsel, and the opinion of such counsel shall be full and complete protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

          8.2 The Escrow Agent shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by the Escrow Agent to be genuine, and the Escrow Agent may assume that any person purporting to give the Escrow Agent any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

          8.3 In the event of the death of any person who may be a party in interest hereunder, the Escrow Agent shall deem and treat the legal representative of such person's estate as the successor in interest of said deceased person for all purposes of this Escrow.

          8.4 It is expressly understood that the Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with the Escrow Agent or for the form of execution of such instruments, or for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to the Escrow Agent or the other parties hereto may act.

          8.5 Subject to Section 3 hereof, the Escrow Agent shall not be responsible for any act or failure to act and shall have no liability under this Escrow or in connection herewith except in the case of its own willful misconduct or gross negligence.

          8.6 Subject to Section 3 hereof, neither the Escrow Agent nor any of its directors, officers, or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence or willful misconduct. Each of the Purchaser, the Seller and the Shareholder, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow or with the administration of its duties hereunder, including, but not limited to reasonable legal fees and other reasonable costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage.

          8.7 Subject to Section 3 hereof, the Escrow Agent shall not be responsible for any diminution of monies deposited with the Escrow Agent except to the extent that such loss arises out of gross negligence or willful misconduct of the Escrow Agent.

          8.8 The Purchaser, the Seller and the Shareholder, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Funds under this Escrow, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Escrow. Each of the Purchaser, the Seller and the Shareholder undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow. The Purchaser, the Seller and the Shareholder, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow, including costs and expenses (including reasonable legal fees), interest and penalties. Notwithstanding the foregoing, no distributions will be made unless the Escrow Agent is supplied with an original, signed W-9 form or its equivalent prior to distribution.

          8.9 The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or subescrow agent employed by the Escrow Agent than any such book-entry depository or subescrow has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence or bad faith.

          8.10 In case of conflicting demands upon the Escrow Agent, it may (i) refuse to comply therewith as long as such disagreement continues and make no delivery or other disposition of any funds or property then held (and the Escrow Agent shall not be or become liable in any way for such failure or refusal to comply with such conflicting or adverse claims or demands); (ii) continue to so refrain and so refuse to act until all differences have been adjusted by agreement and the Escrow Agent has been notified thereof by joint written instructions of the Purchaser, the Seller and the Shareholder, or (iii) interplead the portion of the Escrow Fund in dispute with the Clerk of the Superior Court of the District of Columbia.

          8.11 The Escrow Agent may resign as Escrow Agent by giving each of the Purchaser, the Seller and the Shareholder twenty (20) Business Days written notice of its intention to resign. Prior to the effective date of the resignation as specified in such notice, the Purchaser will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Funds to a bank or trust company that it selects subject to the reasonable consent of the Seller. Such bank or trust company shall have a principal office in Boston, Massachusetts or in the Washington, D.C. metropolitan area, and shall have capital, surplus and undivided profits in excess of $50,000,000. If, however, the Purchaser shall fail to name such a successor escrow agent within fifteen (15) Business Days after the notice of resignation from the Escrow Agent, the Seller shall be entitled to name such successor escrow agent. If no successor escrow agent is named by the Purchaser or the Seller, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent. The provisions of Sections 8.6 and 8.8 shall survive the termination of this Escrow.

          8.12 The Escrow Agent shall not be under any obligation to take any legal action in connection with this Escrow or for its enforcement, or to appear in, prosecute, or defend any action or legal proceeding which, in its opinion, would or might involve it in any costs, expense, loss, or liability, unless and as often as required by it, it is furnished with satisfactory security and indemnity against all such costs, expenses, losses, or liabilities.

          8.13 Each of the Seller and the Shareholder agree to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the attached fee schedule, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

          8.14 Notwithstanding any contrary provision contained herein, the Escrow Agent, at all times, shall have full right and authority to pay over and disburse the Escrow Fund in accordance with the joint written instructions of the Purchaser, the Seller and the Shareholder. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Fund, or should any claim be made upon such fund by a third party, the Escrow Agent upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said mutual agreement of the parties involved or by a final order, decree or judgment of a Court in the United States of America, the time for perfection of an appeal or such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund.

     9. CONSENT TO JURISDICTION. Each of the Purchaser, the Seller and the Shareholder hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the District of Columbia and of any Federal court located in said jurisdiction in connection with any actions or proceedings brought against the Purchaser, the Seller and/or the Shareholder by the Escrow Agent arising out of or relating to this Escrow. In any such action or proceeding, each of the Purchaser, the Seller and the Shareholder hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agrees that the service thereof may be made by certified or registered first-class mail directed to each of the Purchaser, the Seller and the Shareholder, as the case may be, at their respective addresses in accordance with Section 11 hereof.

     10. ARBITRATION. The parties hereto agree that any and all disputes and claims of any nature whatsoever which relate to or arise pursuant to this Agreement or the Purchase Agreement shall be resolved, solely and exclusively, pursuant to arbitration in the District of Columbia in accordance with the commercial arbitration rules and procedures of the American Arbitration Association in effect at the time at which the dispute or claim arises, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. If the matter in dispute concerns an amount in excess of $300,000, there shall be three arbitrators arbitrating the matter, with the Purchaser appointing the first arbitrator, the Seller and the Shareholder together appointing the second arbitrator, and the first and second arbitrators together appointing a third arbitrator. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 10 shall be construed so as to deny the Purchaser the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Seller or the Shareholder of any of their covenants contained in this Escrow.

     11. NOTICES. All notices, demands or requests required or permitted hereunder shall be in writing and shall be deemed duly delivered and received on the date of personal delivery (which shall include delivery by Express Mail, Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended, addressed as follows or to such other address as any party may hereafter designate to the other by like notice:

     If to the Seller, to:

          Commonwealth  Overseas Trading Company Limited
          P.O. Box 1179
          Cedar House
          41 Cedar Avenue
          Hamilton HM 12, Bermuda

     with a copy to:

          Krooth & Altman
          1850 M Street, N.W.
          Washington, D.C. 20036-5803
          Attn: Patrick Clancy

     If to the Shareholder, to:

          Al-Thomad Trading & Contracting Co. Ltd.
          P.O. Box 16296
          Riyadh  11464
          Kingdom of Saudi Arabia
          Attn:  Sheik Mohammed A. Al-Tuwaijri

     with a copy to:

          Krooth & Altman
          1850 M Street, N.W.
          Washington, D.C. 20036-5803
          Attn: Patrick Clancy

     If to the Purchaser, to:

          (THROUGH MAY 31, 1996)             (AFTER MAY 31, 1996)
          NHP Incorporated                   NHP Incorporated
          1225 Eye Street, N.W.              8065 Leesburg Pike
          Suite  601                         Suite 400
          Washington, D.C. 20005-3945        Vienna, VA 22182
          Attn: J. Roderick Heller III       Attn: J. Roderick Heller III

     with a copy to:

          Swidler & Berlin, Chartered
          3000 K Street, N.W., Suite 300
          Washington, D.C. 20007
          Attn: Kenneth G. Lore

     If to the Escrow Agent:

          State Street Bank and Trust Company
          Two International Place, 4th Floor
          Boston, MA 02110
          Attn: Arthur MacDonald, Corporate Trust Department

     12. GOVERNING LAW. This Escrow and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the internal laws of the District of Columbia, without reference to such jurisdiction's conflict of law principals.

     13. ENTIRE AGREEMENT, AMENDMENT AND WAIVER. Except for the other documents expressly referred to herein, this Escrow contains the entire agreement between the parties regarding the subject matter of this Escrow, and no modification or waiver of any provision of this Escrow shall be effective unless such modification or waiver shall be in writing and signed by an authorized representative of the party agreeing to such modification, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.

     14. FORCE MAJEURE. Neither the Purchaser, the Seller, the Shareholder nor Escrow Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

     15. SUCCESSORS AND ASSIGNS. This Escrow shall inure to the benefit of and bind the respective parties hereto and their legal representatives, successors and permitted assigns.

     16. NO THIRD PARTY BENEFIT. This Escrow is intended solely for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and no other party shall have any rights or interest in any provision of this Escrow.

     17. REPRODUCTION OF DOCUMENTS. This Escrow and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     18. COUNTERPARTS. This Escrow may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow as of the date first hereinabove written.

               NHP INCORPORATED
               [EIN No.                    ]


               By:
                    ______________________________________________________
                    COMMONWEALTH OVERSEAS TRADING COMPANY LIMITED
                    [EIN No.              ]


               By:
                    ______________________________________________________
                    SHEIK MOHAMMED A. AL-TUWAIJRI


               STATE STREET BANK AND TRUST COMPANY

               By:
                    ______________________________________________________